Exhibit 99.2

Fourth-Quarter 2005 Results—Supplemental Information

A)	Oilfield Services

Q1)	What was the Oilfield Services pretax return on sales for the quarter and for the full year 2005?

Oilfield Services pretax return on sales in the fourth quarter of 2005 was 23.9% versus 22.1% in the previous quarter. For the full year 2005, Oilfield Services pretax return on sales was 22.2% versus 17.6% in 2004.

Q2)	What is the capex guidance for 2006?

The Oilfield Services capex is expected to approach $2.0 billion for the full year 2006, an increase of 44% over 2005.

B)	WesternGeco

Q3)	What amount of multiclient surveys were capitalized in the fourth quarter and in the full year 2005?

WesternGeco capitalized $23 million of multiclient surveys in the fourth quarter and $60 million in the full year 2005.

Q4)	What multiclient sales were made in the quarter and what was the associated cost of sales?

Multiclient sales, including transfer fees, were $164 million in the quarter. The corresponding cost of sales was $47 million for the quarter. In the quarter, 58% of the revenue was from surveys that had no NBV.

Q5)	What percentage of multiclient sales recorded in 2005 has been previously impaired?

Multiclient sales for the full year 2005 were $509 million, of which 7.7% were previously impaired. The corresponding cost of sales was $184 million.

Q6)	What is the capex guidance for 2006?

The 2006 WesternGeco capex is expected to reach $315 million, excluding $150 million of significantly pre-funded multiclient surveys, versus $205 million and $60 million respectively in 2005.

Q7)	What is deferred transit revenue?

Deferred transit revenue refers to that portion of mobilization fees that are held over in the balance sheet as of year-end that will be recognized over the timeframe of the data acquisition horizon for contracts in progress at year-end. Transit costs are also deferred on the same basis.

C)	Schlumberger Limited

Q8)	What was the EPS impact of the post-hurricane season?

The EPS impact of the hurricane season in the fourth quarter of 2005 was $0.01 per share.

Q9)	What was Schlumberger pretax and after-tax return on sales, before minority interest, for the quarter?

Schlumberger pretax return on sales from continuing operations, before charges and credits, for the fourth quarter was 21.9% compared to 19.5% in the third quarter.

Schlumberger after-tax before minority interest return on sales from continuing operations, before charges and credits, for the fourth quarter was 16.7% compared to 14.8% in the third quarter.

Q10)	What are the stock option and discounted stock purchase plan (DSPP) expenses?

Schlumberger has two stock compensation programs – stock option awards and an employee stock purchase plan. Schlumberger started to record stock-based compensation expense in the income statement beginning in the second half of 2003, adopting the fair value recognition provisions of SFAS 123 on a prospective basis for grants after January 1, 2003.

The effect on the fourth quarter 2005 net income was $11 million ($0.02 per share).

The effect on the full year 2005 net income was $40 million ($0.07 per share).

Q11)	What is the stock-based compensation estimated to be in 2006?

Stock-based compensation expense in 2006 is estimated to be $110 million compared to $40 million in 2005. The increase is principally due to:

(i) The adoption of SFAS 123R, with effect from January 1, 2006, which requires companies to expense the unamortized portion of stock options granted prior to 2003 when the fair value recognition provisions of SFAS123 were adopted.

(ii) 2006 will be the first year that the full 4-year impact of the adoption of SFAS 123 by Schlumberger, in January 2003, will be reflected in Schlumberger’s results.

(iii) Valuations for 2006 stock-based compensation is expected to increase due to the recent upward movement in Schlumberger’s stock price.

Q12)	How did net debt† decrease during the quarter?

After the quarterly dividend payment of $124 million, net debt was $532 million as of December 31, 2005, a decrease of $504 million in the quarter. This was mainly due to liquidity generated by operations and proceeds from the sale of Hanover

Compressor Company stock and from stock option exercises, partially offset by the stock buy back of $204 million and the paydown of the US securitization program of $160 million.

†	(Net debt is gross debt less cash, short term investments as well as fixed income investments held to maturity.)

Q13)	What is included in Interest and Other Income?

Interest and Other Income for the fourth quarter of 2005 consisted of the following:

Interest Income	$30 million
Equity in net earnings of affiliated companies	$33 million
Gain on sale of Hanover Compressor stock	$21 million
Net gains on sales of assets	$9 million

$93 million

Q14)	What was the fourth quarter Effective Tax Rate (ETR), and what is the ETR guidance for the full year 2006?

The fourth quarter ETR from continuing operations, before charges and credits, was 23.5%, slightly below the third quarter rate primarily due to the resolution of tax audits in various Countries during the quarter.

For the total year 2006, Schlumberger expects the ETR, before charges and credits, to be in the mid-twenties range.

Q15)	What were the changes in interest income and interest expense during the quarter?

Interest income of $30 million increased $3.3 million sequentially and $14.3 million compared to the same quarter last year. Average return of 3.6% increased 0.2% sequentially and 1.2% year-on-year. Average investment balance of $3.3 billion increased $180 million sequentially and $720 million compared to the same quarter last year.

Interest expense of $49 million decreased $1.2 million sequentially and increased $4.7 million from the same quarter last year. Average borrowing rates of 4.5% were also flat sequentially and increased from 3.9% last year. Average debt balance of $4.4 billion decreased $66 million sequentially and $115 million compared to the same quarter last year.

Q16)	What is the difference between Oilfield Services pretax income and the sum of the geographic areas?

The difference of $6 million in the quarter came from Oilfield Services headquarters projects and costs together with Oilfield Services consolidation eliminations.

Q17)	What is the difference between Schlumberger pretax income, before charges and credits, interest, and the pretax income of the two business segments?

The $63 million pretax difference during the quarter included items such as corporate expenses, amortization of certain identifiable intangibles, interest on post-retirement benefits and stock-based compensation costs.

Q18)	How does Schlumberger compute basic and fully diluted EPS?

Basic earnings per share are calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share are calculated by first adding back to net income the interest expense on the convertible bonds and then dividing this adjusted net income by the weighted average number of common shares outstanding assuming dilution, the calculation of which includes the shares from the conversion of convertible bonds and assumes that all stock options which are in the money are exercised at the beginning of the period and that the proceeds are used by Schlumberger to purchase shares at the average market price for the period.

If adding the interest expense on the convertible bonds back to net income and including the shares from the assumed conversion of the convertible bonds has an anti-dilutive effect on the diluted EPS calculation, then the effects of the convertible bonds are excluded from the calculation.

The shares from the potential conversion of the convertible bonds amount to 19 million and the interest expense on the convertible bonds was $7.2 million in the fourth quarter.

Q19)	What was the Schlumberger annualized Return On Capital Employed (ROCE†) for the quarter?

Annualized ROCE reached 31.9% in the fourth quarter of 2005 versus 26.3% in the third quarter of 2005 and 19.6% in the fourth quarter of 2004.

†	ROCE is computed as [Net Income from continuing operations excluding charges and credits + Minority Interest + Interest Expense - Interest Income - Tax benefit on interest expense] divided by the quarterly average of [Shareholders’ Equity + Net Debt + Minority Interest].

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In addition to financial results determined in accordance with generally accepted accounting principles (GAAP) this document also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

	( Stated in millions except per share amounts )

	Fourth Quarter 2005
	Pretax	Tax	Min Int	Net
Income from Continuing Operations per Consolidated Statement of Income	$901.5	$207.2	$(33.8)	$660.5
Add back Charges & Credits:
- Gain on sale of Hanover Compressor stock	(20.9)	—	—	(20.9)

Income from Continuing Operations before charges & credits	$880.6	$207.2	$(33.8)	$639.6

Continuing operations before charges and credits
Effective tax rate				23.5%
Diluted Earnings per Share				$1.05

	Third Quarter 2005
	Pretax	Tax	Min Int	Net
Income from Continuing Operations per Consolidated Statement of Income	$740.3	$175.0	$(24.5)	$540.8
Add back Charges & Credits:
- Resolution of contingency - Montrouge facility	(17.8)	—	—	(17.8)

Income from Continuing Operations before charges & credits	$722.5	$175.0	$(24.5)	$523.0

Continuing operations before charges and credits
Effective tax rate				24.2%
Diluted Earnings per Share				$0.86

	Fourth Quarter 2005		Third Quarter 2005
Continuing Operations	GAAP	Before Charges & Credits	GAAP	Before Charges & Credits

Pretax return on sales	22.4%	21.9%	20.0%	19.5%
After tax before minority interest return on sales	17.3%	16.7%	15.3%	14.8%
Effective tax rate	23.0%	23.5%	23.6%	24.2%
Diluted Earnings per Share	$1.08	$1.05	$0.89	$0.86

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This document, the fourth quarter and full year 2005 earnings release and other statements we make contain forward looking statements, which include any statements that are not historical facts, such as our expectations regarding business outlook; growth for Schlumberger as a whole and for each of Oilfield Services and WesternGeco (and for specified products within each segment); oil and natural gas demand and production growth; operating margins; operating and capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger’s customers; stock-based compensation; effective tax rates; and future results of operations. These statements involve risks and uncertainties, including, but not limited to, the global economy; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; general economic and business conditions in key regions of the world; political and economic uncertainty and socio-political unrest; and other factors detailed in our fourth quarter and full year 2005 earnings release, our most recent Form 10-K, Form 10-Qs and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.